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                                                                    EXHIBIT 99.1

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To Analysts and Investors:

Since our February 5, 2003, conference call, we have received a number of questions concerning our 2003 Operational and Financial Plan that was included in a Form 8-K filed with the SEC on February 6, 2003. The following is further clarification of the Plan.

1) What is the status of the non-core asset sales program?

The $2.9 billion target for 2003 referred to in our February 5, 2003 presentation is approximately $500 million higher than had been previously announced. During 2002 we completed $3.9 billion of asset sales in a timely manner, and for what we consider to be fair value.

We are making excellent progress in our targeted 2003 sales, having already closed $333 million in asset sales. We have asset sales totaling $219 million under contract. Together, the $552 million in completed or contracted sales account for almost one-fifth of the entire 2003 asset sale program. The following table provides an update on the asset sales.

January Sales
                                                 (Millions)
CE Generation (Power Assets)                        $240
                                                    ----
Coastal Coal Operations                               58
Wyoming Gathering Systems                             35
                                                    ----
         Subtotal                                          $333
                                                           ----

Sales Contracted
                                                 (Millions)
Florida Petroleum Terminals and Tug Operations      $155
Canadian E&P Properties                               40
Remaining Alliance Pipeline interest                  24
                                                    ----
         Subtotal                                          $219
                                                           ----

         Total Closed or contracted                        $552
                                                           ----

2) What are the approximate $1.1 billion of power assets and $1.1 billion of petroleum assets included in your 2003 sales program?

The following is a breakdown of the major power and petroleum asset sales targeted for 2003. Importantly, all sales proceeds included in our forecasts are for our equity share only, and we believe all existing project debt related to the assets being sold will be assumed by the buyers.


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Power

In addition to the approximately $240 million CE Generation transaction that closed in January, El Paso expects $860 million of power asset proceeds in 2003, the majority of which is from power plants with long-term contracts. The most significant plant is the Linden cogeneration plant in New Jersey (775 MW), which is owned in Chaparral (Electron). Several bidders are currently competing in a formal process to acquire this plant, and we expect to close the sale of the Linden plant during the second quarter of 2003.

In addition to the Linden plant, we are in negotiations for the sale of other domestic power plants in our power generation portfolio. In our international power portfolio, we plan to sell a number of properties in Europe and the Caribbean Basin.

Petroleum Markets

In addition to the $58 million associated with the January 2003 sale of the Coastal Coal operations and the $155 million expected to be received in February 2003 for the Florida Terminal operations, other assets expected to be sold in 2003 include the Corpus Christi refinery for approximately $290 million. The Corpus Christi refinery has been under lease to Valero since June of 2001, and Valero has an option to purchase these assets during the first half of 2003. The anticipated sale of the Corpus Christi refinery will reduce long-term debt by applying sales proceeds to the $240 million of debt associated with the lease.

Other petroleum assets targeted for sale include the Eagle Point refinery and related facilities, our nitrogen chemical plant assets, our Texas and Louisiana crude businesses and miscellaneous petroleum pipelines and petroleum products facilities.

3) What other assets are in your sales forecast?

In addition to the $75 million associated with the Canadian E&P assets and the Wyoming Gathering facilities referenced above, the remaining $625 million of proceeds in our plan includes approximately $350 million for domestic and international production assets, approximately $200 million for gathering and processing facilities and approximately $75 million for other miscellaneous assets.

It should be noted that certain of the planned sales may be taken off the market, and others may be substituted. Given our large asset base, we have the ability to be flexible on asset sales to take into account value and timing. We believe that the $2.9 billion of gross asset sales is achievable. Please note that the $2.9 billion is composed of $2.6 billion of sales proceeds and $300 million of working capital recovery (primarily inventory).




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4) Why did debt increase in 2002 despite last year's asset sales and equity issuance?

There are several key factors:

- The reduction in our debt ratings in the third and fourth quarters of 2002 caused us to use approximately $1.7 billion (out of an expected $2 billion through March 31, 2003) in the fourth quarter to meet contractual obligations, collateral and stress liquidity requirements. While some of the repayments reduced our company-obligated securities of consolidated trusts and guarantees, without the credit downgrade this $1.7 billion could have been used to reduce debt. We drew $1.5 billion from our $3 billion revolving credit facility to meet these requirements.

- We issued $575 million of equity security units in June 2002 that will result in the issuance of common equity in 2005. These securities are currently included as debt on our balance sheet.

- With the Eagle Point and CDECCA power plant contract restructurings, approximately $912 million of non-recourse debt was issued against the restructured power contracts. If we elect to sell the subsidiaries that hold the restructured contracts and the debt associated with them, this non-recourse debt would no longer be consolidated on our balance sheet.

- The margin requirements associated with the company's natural gas hedges for its production business have been significant. At the end of 2001, our hedge position was, on average, above prevailing market prices and had a positive value of approximately $630 million. Natural gas prices rose steadily throughout 2002, which resulted in our hedge position, on average, being at prices well below prevailing market prices at year-end 2002. As a result, we returned all of the cash collateral that we held at the end of 2001, and paid out more than $500 million of additional collateral during 2002.


5) When will El Paso recover the cash collateral for the production hedges?

Approximately 40 percent, or 200 billion cubic feet, of our production is hedged in 2003 at a price of $3.43 per MMBtu (Henry Hub). We have an additional 300 Bcf hedged for future years.

To the degree that we have hedged volumes and have posted cash collateral, we receive the full cash benefit of the current price when we produce that gas. We now have approximately $650 million of collateral outstanding, and 40 percent of our hedges will roll off this year.

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6) How does the company reduce leverage past 2003?

A number of factors could assist in reducing leverage:

   - As discussed earlier, we have approximately $650 million of collateral posted for our production hedges.

   - Over time, the company expects to recover approximately $1 billion of collateral from the liquidation of our trading book.

   - The $921 million total of non-recourse debt associated with PURPA contract restructurings currently on the company's balance sheet will be eliminated if we sell the subsidiaries that entered into the associated power contracts and issued the debt associated with the restructured contracts.

   - We expect to achieve additional cost savings and increase our equity through earnings.

   - The $575 million of equity security units in June 2002 will result in the issuance of common equity in 2005. These securities are currently included as debt on our balance sheet.

7) Please explain the change in cash between December 18, 2002 and January 31, 2003.

During that period, our available cash position decreased by approximately $700 million. Sources of cash were asset sales of approximately $500 million and operating cash flow and other sources of approximately $350 million. Uses of cash included anticipated stress demand of $500 million (principally the repayment of our receivables factoring facility), capital expenditures of $500 million, cash margin in our trading business, principally associated with our production hedges of $200 million, the repayment of debt and the redemption of minority interest of $250 million and dividends of $130 million.


8) What is the expected impact of the Standard & Poor's downgrade on Friday, February 7, 2003?

In November 2002, we estimated that the cash demand required by the lower debt ratings would be approximately $2.2 billion. Last week, we stated that we expected total demand to be approximately $2.0 billion, or $200 million lower than our original estimate.

On Friday, S&P lowered El Paso's ratings, moved the company to negative outlook, and removed it from negative watch. El Paso Corporation's senior unsecured rating was reduced from BB- to B and the pipeline ratings from BB to B+. Although it is difficult to predict actual cash demand based on the recent Standard & Poor's action, we expect some incremental cash demand, and currently believe that the $2.2 billion original estimate is more appropriate.


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9) What are your plans concerning the consolidation of Electron and Gemstone?

As part of our plan to simplify our ownership of power assets, we indicated in our 2003 Operational and Financial Plan that we will acquire the equity interest of our partner, Limestone Electron Trust, which will result in the consolidation of Chaparral's (Electron's) assets and liabilities in the second quarter of 2003. In addition, the outside equity investor in Gemstone notified us in January that they would exercise their contractual option to replace us as the managing member of the partnership. Rather than be removed as the manager, we informed the outside investor that we will exercise our right to retire their equity interest for approximately $50 million. Unless we replace our partner, we will acquire the equity interest in the second quarter of 2003, at which time we would consolidate the assets and liabilities of Gemstone.


10) Please explain the early payment of minority interest due to the fourth quarter ratings changes.

The downgrade resulted in the restriction of the cash generated from the assets supporting two of our minority interest financing arrangements. The restricted cash can only be used for purposes of redeeming the preferred membership interests that are outstanding under those arrangements and for covering the operating needs of the assets supporting the arrangements, which include a large portion of our production assets, Bear Creek Storage facility, Mojave Pipeline Co., Colorado Interstate Gas Company and a portion of our El Paso Energy Partners, LP units. For 2003, the restricted amounts are projected to be between $0.8 billion and $1.3 billion depending on the cash generated by these assets. These provisions are described in the principal governing documents of Trinity River (Red River) and Clydesdale Associates (Mustang) filed with our 2002 third quarter 10-Q.

--------------------------------------------------------------------------------

This document includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful completion of the plan to exit the energy trading business; the positive acceptance of the exit plan by



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the credit rating agencies; the accounting and financial consequences of the plan to exit the energy trading business; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; regulatory proceedings, appeals from regulatory proceedings and any related litigation, including those related to the pending FERC proceeding; results of investigations into reporting of inaccurate data to trade publications; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.